Exhibit 23

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-65807) of UMB Financial Corporation of our report dated June 19, 2019, relating to the financial statements and supplemental schedule of UMB Profit Sharing and 401(k) Savings Plan, which appears in this Form 11-K.

/s/ RubinBrown LLP

Kansas City, Missouri

June 19, 2019